UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2008

TOMOTHERAPY INCORPORATED
(Exact name of registrant as specified in its charter)
Wisconsin
(State or other jurisdiction of incorporation)

001-33452 (Commission File Number)	39-1914727 (IRS Employer Identification No.)

1240 Deming Way Madison, Wisconsin (Address of principal executive offices)	53717 (Zip Code)
(608) 824-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 17, 2008, TomoTherapy, Incorporated (the “Company”) entered into an Equity Interest Transfer Agreement with Sichuan Nanguang Vacuum Technology Incorporated Ltd. and Yao Chongguo to acquire all of the stock of Chengdu Twin-Peak Accelerator Technology Inc., a privately held company based in Chengdu, China (“Twin Peak”).
     A linear accelerator is a key component in radiation therapy systems, used to create high-energy x-rays for cancer treatment. The linear accelerators designed, developed and manufactured by Twin Peak will be used to supplement the Company’s existing supply source. The acquisition of Twin Peak increases the Company’s ability to control the quality and cost of one of its key components.
     The Agreement includes customary representations, warranties and covenants, as well as customary termination provisions.
     It is anticipated that the closing will take place in approximately 90 days, subject to satisfaction or waiver of certain conditions, including without limitation production of a linear accelerator meeting the Company’s design specifications, conveyance of certain real estate rights, and execution of an employment agreement with Yao Chongguo. The purchase price is payable by the Company in three payments. The initial payment will be made at closing in exchange for all of the stock. The second and third payments will be made subject to the achievement of certain milestones related to the quality and quantity of the linear accelerators produced.
     On April 17, 2008, Company issued a press release entitled “TomoTherapy to Acquire Linear Accelerator Manufacturer in China.” A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Number	Description
99.1	Press Release dated April 17, 2008, titled “TomoTherapy to Acquire Linear Accelerator Manufacturer in China”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMOTHERAPY INCORPORATED
Dated: April 17, 2008	By:	/s/ Stephen C. Hathaway
Stephen C. Hathaway
Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press Release dated April 17, 2008, titled “TomoTherapy to Acquire Linear Accelerator Manufacturer in China”